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Exhibit (a)(7)

NOTICE TO PARTICIPANTS IN THE
ADC TELECOMMUNICATIONS, INC.
RETIREMENT SAVINGS PLAN

July 26, 2010

Dear Plan Participant:

The Tender Offer

        As you may know, Tyco Electronics Minnesota, Inc., a Minnesota corporation ("Purchaser") and an indirect wholly owned subsidiary of Tyco Electronics Ltd., a Swiss corporation ("Parent"), announced on July 13, 2010, its intention to make an offer to purchase for cash all outstanding shares of common stock, par value $0.20 per share, including the associated preferred stock purchase rights ("Shares"), of ADC Telecommunications, Inc., a Minnesota corporation (the "Company"), at a price of $12.75 per Share (the "Offer Price"). If the Offer is completed, Parent shall pay the Offer Price net to the sellers in cash, without interest, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase dated July 26, 2010 (together with any amendments or supplements thereto, the "Offer to Purchase"), and the related Letter of Transmittal contained in the Schedule TO filed by Purchaser and Parent with the U.S. Securities and Exchange Commission (the "SEC") on July 26, 2010 (together with any amendments or supplements thereto, the "Letter of Transmittal," which, together with the Offer to Purchase, collectively constitute the "Offer"). Also enclosed is the Company's Solicitation/Recommendation Statement on Schedule 14D-9 filed by the Company with the SEC on July 26, 2010 (the "14D-9 Statement"), which sets forth, among other things, the recommendation by the Company's board of directors that the Company's shareowners tender their Shares in the Offer.

        The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of July 12, 2010, among Parent, Purchaser, and the Company, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated July 24, 2010 (and as it may be further amended or supplemented from time to time, the "Merger Agreement"). The Merger Agreement provides, among other things, for the making of the Offer by Purchaser. It further provides that, upon the terms and subject to the conditions contained in the Merger Agreement, following completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will merge with and into the Company (the "Merger") and the Company will continue as the surviving corporation under the laws of the State of Minnesota (the "Surviving Corporation"), and the separate corporate existence of Purchaser will cease. In the Merger, Shares issued and outstanding immediately prior to the consummation of the Merger (other than (i) Shares owned by the Company, Parent or Purchaser, all of which will be cancelled, (ii) Shares owned by any other subsidiary of Parent or any subsidiary of the Company, all of which will be converted such that each subsidiary maintains its percentage ownership in the Surviving Corporation, and (iii) Shares held by shareowners who have properly exercised dissenters' rights under the Minnesota Business Corporation Act) will be converted into the right to receive the Offer Price in cash, without interest.

Your Prompt Response is Requested

        The Offer is being made for all outstanding Shares, including those Shares held by the ADC Telecommunications, Inc. Retirement Savings Plan (the "Plan"). As a participant in the Plan, if a portion of your account is invested in the ADC Stock Fund (the "Company Stock Fund"), your account holds units in a fund that is composed primarily of Shares, along with some cash or short-term cash equivalents. You are encouraged promptly to provide directions to Wells Fargo Shareowner Services, acting as the tabulation agent ("Tabulation Agent"), if you intend to tender all or some of the Shares allocated to your Plan account. Tabulation Agent will remit any tender instructions to Wells Fargo Bank, N.A. ("Wells Fargo"), the trustee of the Plan. By timely and properly instructing Tabulation Agent to cause Wells Fargo to "tender" the Shares allocated to your separate Plan account, you are instructing Wells Fargo to surrender those Shares for the Offer Price in connection with the Offer.

        If you would like to tender Shares allocated to your account under the Plan in the Offer, you must provide your instructions to Tabulation Agent by promptly and properly completing and returning the enclosed Tender Offer Instruction Form (the "Instruction Form") to Tabulation Agent. You may submit your written instructions by returning your completed, signed and dated Instruction Form in the enclosed postage-prepaid envelope or by mailing it to Wells Fargo Shareowner Services at Attention: Voluntary CA—Tender, 161 North Concord Exchange, So. St. Paul, MN 55075. If you do not send timely tender instructions to Tabulation Agent or your instructions are illegible, incomplete, or otherwise not in proper form, Tabulation Agent will treat this as an instruction NOT to tender. Do NOT use the Letter of Transmittal—your tender instructions will be accepted only if given in accordance with the Instruction Form.

        In order for Tabulation Agent to direct Wells Fargo in accordance with your instructions, your instructions to the Tabulation Agent must be received by the Tabulation Agent, in proper form, no later than 5:59 p.m., New York City time, Thursday, August 19, 2010 (the "Plan Deadline"). In the event Purchaser extends the expiration date for the Offer (currently 12:00 midnight, New York City time, at the end of Monday, August 23, 2010), the Plan Deadline will automatically be extended to 5:59 p.m., New York City time, on the date that is two business days prior to the new expiration date. Any extensions of the expiration date for the Offer will be publicly announced.

Important Note About the Company Stock Fund

        Please note, in order for Wells Fargo to have sufficient time to prepare administratively to respond to the Offer, you will be temporarily unable to make investments or other transfers in or out of the Company Stock Fund or request new loans or distributions from the Company Stock Fund. As a result, in general, you may not purchase, sell or otherwise acquire any Shares during this "blackout period." The blackout period is expected to start as soon as the Shares cease to be tradeable following the expiration date for the Offer (currently 12:00 midnight, New York City time, on Monday, August 23, 2010). The blackout period could end as soon as Wells Fargo receives proceeds from the tender of Shares (which is expected to occur promptly following the expiration date of the Offer). However, it may be necessary to extend the blackout period until completion of the Merger. The blackout period may be terminated or delayed in the event of an extension of the Offer.

        Whether or not you are planning retirement in the near future, we encourage you to carefully consider how this blackout period may affect your retirement planning, as well as your overall financial plan.

        During the blackout period, you will be unable to make investment or other transfers in or out of, or request distributions from, the Company Stock Fund. For this reason, it is very important that you review and consider the appropriateness of your current investments in the Company Stock Fund in light of your inability to direct or diversify those investments during the blackout period. For your long-term retirement security, you should give careful consideration to the importance of a well-balanced and diversified investment portfolio, taking into account all your assets, income and investments. You should be aware that there is a risk to holding substantial portions of your assets in the securities of any one company, as individual securities tend to have wider price swings, up and down, in short periods of time, than investments in diversified funds. This risk is present with respect to your current investments in the Company Stock Fund, as there can be no assurance that the Offer and the Merger will be successfully completed. Stocks that have wide price swings might have a large loss during the blackout period, and you would not be able to direct the sale of such stocks from your account during the blackout period.

        You can determine whether the blackout period has started or ended by contacting the Wells Fargo participant services line at 1-877-232-4015 Monday through Friday from 7:00 a.m. to 11:00 p.m. New York City time (ET).

 Enclosed For Your Review

        Enclosed for your review are the following materials about the Offer:

  1.
  the Offer to Purchase, dated July 26, 2010, which contains important details about the Offer;

  2.
  the Company's Solicitation/Recommendation Statement on Schedule 14D-9, dated July 26, 2010;

  3.
  a Letter of Transmittal (DO NOT MAIL TO TABULATION AGENT—FOR INFORMATIONAL PURPOSES ONLY);

  4.
  a Tender Offer Instruction Form; and

  5.
  a postage-paid reply envelope.

        The enclosed information relates only to Shares allocated to your Plan account. If you own other Shares outside of the Plan, you should receive separate mailings relating to those Shares.

        Please provide your Instruction Form to the Tabulation Agent. Submit your written instructions by promptly completing, signing and dating the enclosed Instruction Form and mailing it to Tabulation Agent in the enclosed postage paid reply envelope or to the physical delivery address on Page 2. If your Instruction Form directs Wells Fargo to tender some or all of the Shares credited to your account under the Plan, you may withdraw this instruction by submitting a new direction which will have the effect of revoking your prior instruction. Only your last instruction received by Tabulation Agent prior to the Plan Deadline will count for tabulation purposes. All new instructions must be received by Tabulation Agent on or before the Plan Deadline, which is 5:59 p.m., New York City time on Thursday, August 19, 2010.

        Please note, if your tender instructions are not proper and timely received on or before the Plan Deadline, Wells Fargo will NOT tender your Shares, unless required by law to do otherwise. If the Offer and the Merger are successfully completed, any Shares allocated to your Plan account that are not tendered in the Offer will be converted at the effective time of the Merger into the right to receive the Offer Price in cash, without interest, unless you properly exercise dissenters' rights under the Minnesota Business Corporation Act. Please refer to the 14D-9 Statement (enclosed herewith) and review the section therein entitled "Item 8. Additional Information—Dissenters' Rights" for detailed information regarding the exercise of dissenters' rights under the Minnesota Business Corporation Act.

Proceeds from Tender

        Wells Fargo will invest proceeds from the tender of the Shares credited to your account under the Plan in the Wells Fargo Money Market Fund. Once the blackout period has ended, you may redirect investment of the proceeds into other investment funds available under the Plan by 1-877-232-4015 or www.wellsfargo.com/myretireplan.

Your Decision is Confidential

        All instructions received by Tabulation Agent from individual participants will be held in confidence and will not be divulged to any person, including the Company, Parent, Purchaser or any of their respective directors, officers, employees or affiliates, except that Tabulation Agent will instruct Wells Fargo regarding the tender instructions received from individual participants.

Independent Fiduciary

        The Company, acting in its capacity as the Plan Sponsor, has retained and appointed an independent fiduciary, Independent Fiduciary Services, Inc. ("IFS"), to assist Wells Fargo with respect to the tender of the shares under the Plan. IFS will determine (i) whether adhering to the provision of the Plan stating that Wells Fargo shall follow proper instructions from participants and beneficiaries which have been timely received as to whether or not to tender the Shares pursuant to the Offer is in the interest of the participants and beneficiaries and not clearly imprudent under the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and (ii) whether adhering to the provision of the Plan stating that Wells Fargo shall not tender the Shares for which it has not received timely participant and beneficiary instructions is in the interest of the participants and beneficiaries and not clearly imprudent under ERISA.

To the extent permitted by ERISA, the Shares will be tendered as follows:

  •
  Wells Fargo will tender the Shares allocated to your Plan account in accordance with instructions that you provide, if timely and in proper form. This is known as a "pass through."

  •
  If, by the Plan Deadline, you do not provide instructions to Tabulation Agent in proper form with respect to tendering Shares allocated to your Plan account, Wells Fargo will not tender your Shares.

For Additional Information

        If you have any questions about the Offer, please contact Innisfree M&A Incorporated, the information agent for the Offer, toll free, at (888) 750-5834 for assistance. Additionally, all tender offer materials that have been filed with the SEC are available online at www.sec.gov. You may also call the above number to request a new Instruction Form or for assistance in filling out the form.

Sincerely,

ADC Retirement Committee

 TENDER OFFER INSTRUCTION FORM
ADC TELECOMMUNICATIONS, INC. RETIREMENT SAVINGS PLAN

BEFORE COMPLETING THIS FORM, PLEASE CAREFULLY READ
THE ACCOMPANYING INFORMATION

        In response to the offer by Tyco Electronics Minnesota, Inc., a Minnesota corporation ("Purchaser") and an indirect wholly owned subsidiary of Tyco Electronics Ltd., a Swiss corporation ("Parent"), announced on July 13, 2010, to purchase for cash all outstanding shares of common stock, par value $0.20 per share, including the associated preferred stock purchase rights ("Shares"), of ADC Telecommunications, Inc., a Minnesota corporation, at a price of $12.75 per Share (the "Offer Price"), without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase dated July 26, 2010 (together with any amendments or supplements thereto, the "Offer to Purchase"), and the related Letter of Transmittal contained in the Schedule TO filed by Purchaser and Parent with the U.S. Securities and Exchange Commission on July 26, 2010 (together with any amendments or supplements thereto, the "Letter of Transmittal," which, together with the Offer to Purchase, collectively constitute the "Offer"), I hereby instruct Wells Fargo Bank, N.A. ("Wells Fargo") to tender or not to tender the Shares allocated to my account under the ADC Telecommunications, Inc. Retirement Savings Plan (the "Plan") in response to the Offer as follows (PLEASE CHECK ONE BOX AND COMPLETE THE REMAINDER OF FORM—If more than one box is checked below your election may be disregarded):

  ☐
  YES. I DIRECT WELLS FARGO TO TENDER ALL OF THE SHARES ALLOCATED TO MY PLAN ACCOUNT IN RESPONSE TO THE OFFER.

  ☐
  YES. I DIRECT WELLS FARGO TO TENDER A PORTION                (1%-99%, WHOLE PERCENTAGE ONLY) OF THE SHARES ALLOCATED TO MY PLAN ACCOUNT IN RESPONSE TO THE OFFER. If you fail to insert a (whole) percentage, your election will be treated as an election NOT to tender any of your Shares.

  ☐
  NO. I DIRECT WELLS FARGO NOT TO TENDER ANY OF THE SHARES ALLOCATED TO MY PLAN ACCOUNT IN RESPONSE TO THE OFFER.

        Submit this form to Wells Fargo Shareowner Services, as Tabulation Agent, any time before the deadline, 5:59 p.m., New York City time, Thursday, August 19, 2010. At any time you may change your instruction by submitting a new instruction. Only your last instruction will be counted.

        Tender Offer Instructions that are not timely received by Tabulation Agent, those received incomplete, illegible, or otherwise not in good order will be treated as an instruction not to tender Shares.

        Submit your written instructions by mailing this completed form promptly in the enclosed postage-paid envelope.

        YOUR INSTRUCTION MUST BE RECEIVED BY TABULATION AGENT NO LATER THAN 5:59 P.M., NEW YORK CITY TIME, THURSDAY, AUGUST 19, 2010 (OR, IN THE EVENT PURCHASER EXTENDS THE EXPIRATION DATE FOR THE OFFER, 5:59 P.M., NEW YORK CITY TIME ON THE DATE THAT IS TWO BUSINESS DAYS PRIOR TO SUCH EXTENDED EXPIRATION DATE), OR YOUR SHARES WILL NOT BE TENDERED.

Signature*	Date

* Sign as your name appears on Page 5 of "Tender Offer Instruction Form"

QuickLinks

  Exhibit (a)(7)
NOTICE TO PARTICIPANTS IN THE ADC TELECOMMUNICATIONS, INC. RETIREMENT SAVINGS PLAN
The Tender Offer
Your Prompt Response is Requested
Important Note About the Company Stock Fund
Enclosed For Your Review
Proceeds from Tender
Your Decision is Confidential
Independent Fiduciary
For Additional Information
TENDER OFFER INSTRUCTION FORM ADC TELECOMMUNICATIONS, INC. RETIREMENT SAVINGS PLAN BEFORE COMPLETING THIS FORM, PLEASE CAREFULLY READ THE ACCOMPANYING INFORMATION